Exhibit (h)(16)

AMENDMENT

TO THE AGENCY AGREEMENT

AMENDMENT No. 2

This AMENDMENT NO. 2 is made as February 7, 2006 to that certain AGENCY AGREEMENT (together with the exhibits attached here and thereto, this “Agreement”), dated November 13, 2000 by and between DWS Value Equity Trust (the “Trust”) and DWS SCUDDER INVESTMENTS SERVICE COMPANY, a Delaware corporation (the “Agent”).

NOW, THEREFORE, in consideration of the mutual promises set forth and for other good and valuable consideration, the parties hereby agree to amend the Agreement as follows:

1.	The following is hereby inserted as a new Section 5 D:

Reference is made herein to the October 2, 1989 agreement, by and between DST SYSTEMS, INC. (“DST”) and DWS SCUDDER INVESTMENTS SERVICE COMPANY and all subsequent amendments to that agreement (“DST Agreement”). The DST Agreement provides for the fulfillment of SISC’s transfer agency services outlined in this Agreement by DST and delegated pursuant to Section 21 C of this Agreement. Exhibit D of the DST Agreement provides for certain service level bonuses and liquidated damages based on the quality of services provided. The parties agree that all liquidated damage payments made by DST to SISC or its affiliates in respect of the Fund pursuant to Sections C or D of Exhibit D of the DST Agreement shall be passed through to the Fund, and that all bonus payments payable by SISC in respect of the Fund pursuant to Section E of Exhibit D of the DST Agreement shall be an obligation of, and borne by, the Fund. The standards for these payments will be negotiated as provided for in Section of Exhibit D of the DST Agreement. All payments made pursuant to this amendment shall be charged or credited to the funds based on the relative number of accounts subject to the Annual Per Account Fee under the Retail and IRA Account Fee Schedule, except omnibus accounts and Matrix Level III accounts. The Retail and IRA Account Fee Schedule does not cover wholesale money funds and is to be distinguished from the Retirement Account Fee Schedule. The number of accounts will be measured on the last day of the period with respect to which the charge or credit is to be assessed. SISC shall report to the Board of the Fund at least annually regarding any adjustments to anticipated call volumes, and shall report to the Fund as least semi-annually regarding any liquidated damage payments or bonus payments paid to or by the Fund, as the case may be.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officer as of the day and year first set forth above.

DWS VALUE EQUITY TRUST

By:	/s/ John Millette
Name:	John Millette
Title:	Vice President and Secretary

ATTEST:

/s/ Caroline Pearson

Name: Caroline Pearson

Title: Assistant Secretary

DWS SCUDDER INVESTMENTS SERVICE COMPANY

By:	/s/ Barbara Wizer
Name: Barbara Wizer
Title:	Vice President

ATTEST:

/s/ Kristine Lyons

Name: Kristine Lyons

Title: Vice President